Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, August 27, 2013	Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD FOURTH QUARTER EARNINGS

MINNEAPOLIS (August 27, 2013) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2013 fourth quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended July 31			Twelve Months Ended July 31
	2013	2012	Change	2013	2012	Change
Net sales	$633	$657	(4)%	$2,437	$2,493	(2)%
Operating income	100	99	1%	343	363	(5)%
Net earnings	73	71	2%	247	264	(6)%

Diluted EPS	$0.48	$0.47	2%	$1.64	$1.73	(5)%

“While global economic conditions in many of our end markets remained challenging, we delivered record fourth quarter net income and earnings per share,” said Bill Cook, Donaldson’s CEO. “Our overall sales were down from the fourth quarter of last year primarily due to our Engine Products OEM businesses in the U.S. and Asia and our Industrial Products businesses. However, we also had a number of businesses and regions that saw year-over-year increases. Our Engine Aftermarket sales increased 3 percent from last year and have now grown sequentially for the second straight quarter. Regionally, we achieved strong local currency sales growth in Latin America, India, and our European Engine business in the quarter.”

“Despite our lower overall sales, we delivered higher operating income with a record operating margin of 15.8 percent. Over the last year, we have worked to align our manufacturing and operating expenses with current Customer demand while generating significant savings from our ongoing Continuous Improvement initiatives. During the quarter, we also incurred restructuring charges of $1.2 million as part of these alignment efforts. Due to our strong operating margin performance, we delivered record net income and EPS in the fourth quarter.”

“Looking forward, we believe that many of our end markets have now stabilized and will begin to grow moderately during the second half of our FY14. Overall, we are expecting our full year sales to increase percentage-wise in the low- to mid-single digits in FY14. We plan to maintain our operating focus on our Continuous Improvement initiatives. We will continue to invest in our Strategic Business Systems project during FY14. Our overall growth outlook and operational performance is anticipated to deliver FY14 EPS of between $1.65 and $1.85 per share.”

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Donaldson Company, Inc.
August 27, 2013

Financial Statement Discussion

The impact of foreign currency translation decreased sales by $3.5 million, or 0.5 percent, during the quarter and decreased sales by $32.2 million, or 1.3 percent, for the year. The impact of foreign currency translation decreased reported net earnings by $0.3 million, or 0.4 percent, during the quarter and decreased reported net earnings by $2.1 million, or 0.8 percent, for the year.

Gross margin was 36.1 percent for the quarter and 34.8 percent for the year, compared to prior year margins of 35.0 percent for both the quarter and the year. The improvement in the quarter is primarily attributable to a higher percentage of our sales coming from replacement filters and the benefits from our Continuous Improvement initiatives. Restructuring expenses included in gross margin were $0.3 million in the quarter and $1.6 million for the year.

Operating expenses for the quarter were $128.3 million, down 1.5 percent from last year. As a percent of sales, operating expenses were 20.3 percent compared to last year’s 19.8 percent. For the year, operating expenses were $503.8 million, or 20.7 percent of sales, compared to $510.7 million, or 20.5 percent of sales, last year. Restructuring expenses included in operating expenses were $0.9 million and $2.4 million for the quarter and the year, respectively. Our ongoing cost containment actions and lower incentive compensation have helped to offset the restructuring expenses, higher pension expenses, and the incremental expenses related to our Strategic Business Systems project.

Our effective tax rate for the quarter was 28.2 percent, compared to a prior year rate of 30.7 percent. The decrease in the quarter was due to a change in the geographic mix of earnings compared to last year. For the year, the effective tax rate was 29.0 percent compared to a prior year rate of 28.7 percent.

As part of our ongoing share repurchase program we repurchased 1,166,000 shares, or 0.8 percent of our diluted shares outstanding, for $41.6 million during the quarter. For the year, we repurchased 2,987,000 shares, or 2.0 percent of our diluted shares outstanding, for $102.6 million.

FY14 Outlook

•	We project our Company’s sales to be between $2.45 and $2.55 billion, or an increase of 1 to 5 percent. Our forecast is based on the Euro at US$1.32 and 97 Yen to the US$.

•

Our full-year operating margin forecast is 14.1 to 14.9 percent. Included in this forecast is approximately $30 million in expense increases for our Strategic Business Systems project and incentive compensation.

•	Our FY14 tax rate is anticipated to be between 28 and 31 percent.

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Donaldson Company, Inc.
August 27, 2013

•	We forecast our full year FY14 EPS to be between $1.65 and $1.85.

•

Cash generated by operating activities is projected to be between $275 and $305 million. Our capital spending is estimated to be approximately $90 million. We anticipate repurchasing between 2 and 4 percent of our diluted outstanding shares in FY14.

Engine Products: We forecast FY14 sales to increase 1 to 7 percent, including the impact of foreign currency.

•

Our On-Road OEM Customers are planning to increase their builds of heavy- and medium-duty trucks in FY14, with build rates turning positive in our first fiscal quarter. Demand from our Off-Road OEM Customers is anticipated to be mixed: build rates of agriculture equipment are forecasted to remain steady but the outlook is cautious, build rates of construction equipment are expected to slowly improve in North America but remain weak in Europe and China, and the build rates of mining equipment are expected to continue to remain at current low levels.

•

We are anticipating improving growth for our Aftermarket Products. Current utilization rates for off-road equipment and on-road heavy truck fleets in the field have stabilized and inventory levels at dealers and distributors are now consistent with current end user utilization rates in most markets. We should also benefit from our continued expansion into emerging economies, the increasing number of systems installed in the field with our innovative proprietary filters, and our increasing sales of liquid filtration products.

•

We forecast steady sales for our Aerospace and Defense Products compared to last year as the continued slowdown in U.S. military activity is expected to be offset by growth from our commercial aerospace sales.

Industrial Products: We forecast sales to be consistent with FY13, including the impact of foreign currency.

•

Our Industrial Filtration Solutions Products’ sales are projected to increase 5 to 11 percent. We assume general manufacturing activity will continue to increase moderately in the Americas and has now stabilized in Europe and Asia with gradual improvement expected in both regions.

•

We anticipate our Gas Turbine Products’ sales will decrease 18 to 24 percent from our record sales in FY13 due to the forecasted slowdown in large turbine power generation projects by our Customers in FY14.

•

Special Applications Products’ sales are forecasted to increase 5 to 11 percent due to improved market demand for our membranes and venting products, partially offset by continued weakness in the disk drive filter market.

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Donaldson Company, Inc.
August 27, 2013

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,600 employees contribute to the Company’s success by supporting our Customers at our more than 140 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including, without limitation, forecasts, plans, trends, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results. All statements other than statements of historical fact are forward-looking statements. These statements do not guarantee future performance.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing global economic uncertainty, the reduced demand for hard disk drive products with the increased use of flash memory, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the various economic stimulus and financial reform measures, the implementation of our new information technology systems, failure or breach of information technology and trade secret security, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, health outbreaks, natural disasters, and all of the other risk factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.
August 27, 2013

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
DONALDSON COMPANY, INC. AND SUBSIDIARIES
(Thousands of dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2013	2012	2013	2012
Net sales	$632,594	$656,833	$2,436,948	$2,493,248

Cost of sales	404,238	427,050	1,589,821	1,619,485

Gross profit	228,356	229,783	847,127	873,763

Operating expenses	128,343	130,299	503,798	510,747

Operating income	100,013	99,484	343,329	363,016

Other income, net	(3,800)	(5,503)	(15,762)	(19,253)

Interest expense	2,635	2,633	10,910	11,489

Earnings before income taxes	101,178	102,354	348,181	370,780

Income taxes	28,569	31,373	100,804	106,479

Net earnings	$72,609	$70,981	$247,377	$264,301

Weighted average shares outstanding	147,880,382	149,989,485	148,273,904	150,286,403

Diluted shares outstanding	149,940,905	152,506,028	150,455,193	152,940,605

Net earnings per share	$0.49	$0.47	$1.67	$1.76

Net earnings per share assuming dilution	$0.48	$0.47	$1.64	$1.73

Dividends paid per share	$0.130	$0.090	$0.410	$0.320

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Donaldson Company, Inc.
August 27, 2013

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)
(Unaudited)

	July 31 2013	July 31 2012
ASSETS

Cash, cash equivalents, and short-term investments	$323,888	$318,151
Accounts receivable, net	430,766	438,796
Inventories, net	234,820	256,116
Prepaids and other current assets	66,188	72,599

Total current assets	1,055,662	1,085,662

Other assets and deferred taxes	268,614	259,511
Property, plant, and equipment, net	419,280	384,909

Total assets	$1,743,556	$1,730,082

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$186,460	$199,182
Employee compensation and other liabilities	182,121	201,848
Short-term borrowings	9,190	95,147
Current maturity long-term debt	98,664	2,346

Total current liabilities	476,435	498,523

Long-term debt	102,774	203,483
Other long-term liabilities	79,160	118,062

Total liabilities	658,369	820,068

Equity	1,085,187	910,014

Total liabilities and equity	$1,743,556	$1,730,082

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Donaldson Company, Inc.
August 27, 2013

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)
(Unaudited)

	Twelve Months Ended July 31
	2013	2012
OPERATING ACTIVITIES

Net earnings	$247,377	$264,301
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	64,290	61,165
Changes in operating assets and liabilities	2,490	(45,609)
Tax benefit of equity plans	(11,191)	(10,316)
Stock compensation plan expense	9,148	10,553
Other, net	3,809	(20,382)
Net cash provided by operating activities	315,923	259,712

INVESTING ACTIVITIES

Net expenditures on property and equipment	(94,337)	(77,170)
Net change in short-term investments	(1,974)	(99,298)
Net cash used in investing activities	(96,311)	(176,468)

FINANCING ACTIVITIES

Purchase of treasury stock	(102,572)	(130,233)
Net change in debt and short-term borrowings	(88,310)	50,510
Dividends paid	(60,320)	(47,684)
Tax benefit of equity plans	11,191	10,316
Exercise of stock options	16,043	13,691
Net cash used in financing activities	(223,968)	(103,400)

Effect of exchange rate changes on cash	2,705	(27,549)

Decrease in cash and cash equivalents	(1,651)	(47,705)

Cash and cash equivalents – beginning of year	225,789	273,494

Cash and cash equivalents – end of period	$224,138	$225,789

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Donaldson Company, Inc.
August 27, 2013

SEGMENT DETAIL
(Thousands of dollars)
(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended July 31, 2013:
Net sales	$396,374	$236,220	—	$632,594
Earnings before income taxes	68,763	36,399	(3,984)	101,178

3 Months Ended July 31, 2012:
Net sales	$398,540	$258,293	—	$656,833
Earnings before income taxes	57,509	45,561	(716)	102,354

12 Months Ended July 31, 2013:
Net sales	$1,504,188	$932,760	—	$2,436,948
Earnings before income taxes	220,892	139,108	(11,819)	348,181

12 Months Ended July 31, 2012:
Net sales	$1,570,140	$923,108	—	$2,493,248
Earnings before income taxes	227,941	149,249	(6,410)	370,780

NET SALES BY PRODUCT
(Thousands of dollars)
(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2013	2012	2013	2012
Engine Products segment:
Off-Road Products	$90,778	$95,420	$358,834	$376,870
On-Road Products	32,239	39,800	128,446	163,934
Aftermarket Products	241,709	235,041	900,419	907,306
Retrofit Emissions Products	2,744	2,028	12,298	15,354
Aerospace and Defense Products	28,904	26,251	104,191	106,676
Total Engine Products segment	$396,374	$398,540	$1,504,188	$1,570,140

Industrial Products segment:
Industrial Filtration Solutions Products	$143,276	$151,931	$529,751	$553,453
Gas Turbine Products	50,627	57,041	232,922	180,669
Special Applications Products	42,317	49,321	170,087	188,986
Total Industrial Products segment	$236,220	$258,293	$932,760	$923,108

Total Company	$632,594	$656,833	$2,436,948	$2,493,248

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Donaldson Company, Inc.
August 27, 2013

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Thousands of dollars, except per share amounts)
(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2013	2012	2013	2012

Net cash provided by operating activities	$98,534	$77,311	$315,923	$259,712
Net capital expenditures	(24,912)	(19,183)	(94,337)	(77,170)
Free cash flow	$73,622	$58,128	$221,586	$182,542

Net earnings	$72,609	$70,981	$247,377	$264,301
Income taxes	28,569	31,373	100,804	106,479
Interest expense, net	1,987	1,312	8,097	7,025
Depreciation and amortization	15,763	14,951	64,290	61,165
EBITDA	$118,928	$118,617	$420,568	$438,970

Prior year net sales	$656,833	$625,450	$2,493,248	$2,294,029
Change in net sales, excluding foreign currency translation	(20,710)	67,664	(24,144)	237,931
Foreign currency translation	(3,529)	(36,281)	(32,156)	(38,712)
Current year net sales	$632,594	$656,833	$2,436,948	$2,493,248

Prior year net earnings	$70,981	$65,767	$264,301	$225,291
Change in net earnings, excluding foreign currency translation	1,883	9,066	(14,815)	43,016
Foreign currency translation	(255)	(3,852)	(2,109)	(4,006)
Current year net earnings	$72,609	$70,981	$247,377	$264,301

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Donaldson Company, Inc.
August 27, 2013

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Thousands of dollars, except per share amounts)
(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2013	2012	2013	2012
Net earnings	$72,609	$70,981	$247,377	$264,301
Restructuring charges, net of tax	856	—	2,954	—
Net earnings, excluding special items	$73,465	$70,981	$250,331	$264,301

Net earnings per share assuming dilution	$0.48	$0.47	$1.64	$1.73
Restructuring charges per share, net of tax	0.01	—	0.02	—
Net earnings per share assuming dilution, excluding special items	$0.49	$0.47	$1.66	$1.73

Although free cash flow, EBITDA, net sales excluding foreign currency translation, and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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